SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005

EPIC BANCORP
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 Irwin Street, San Rafael California	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01 – Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2005, Epic Wealth Management (“Epic Wealth”), a wholly owned subsidiary of Epic Bancorp (the “Company”) entered into an agreement with Kit M. Cole, the Chairman/CEO of the Company and Chairman of Epic Wealth. In recognition of services provided to Epic Wealth to assist it in making contacts with prospective clients and in organizing its business, Epic Wealth has agreed to pay Ms. Cole $250,000 no later than August 1, 2005. In addition, Epic Wealth shall pay to Ms. Cole $10,000 on the first day of each month for a period of fifty months beginning August 1, 2005.

Ms. Cole shall be reasonably available for a reasonable compensation until December 31, 2007 to consult with Epic Wealth regarding any and all aspects of its business provided that she shall not be required without her consent to provide any services that require her to be qualified as an Investment Advisor Representative under section 260.236 of the regulations adopted by the Department of Corporations under the Corporate Securities Laws of 1968.

Ms. Cole agrees for a period of eighteen months not to compete, directly or indirectly, with Epic Wealth in the provision of investment advice with respect to marketable securities or financial planning to certain specified persons.

Pending further analysis of the transaction, it is anticipated that the cost of the agreement will be allocated over a period of approximately five years, beginning January 1, 2005. It is anticipated that a pre-tax expense of approximately $113,000 will be incurred in the third quarter of 2005 and pre-tax expenses of approximately $38,000 will be incurred per quarter thereafter until December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2005	EPIC BANCORP

/s/ MICHAEL E. MOULTON
Michael E. Moulton, Chief Financial Officer (Principal Financial Officer)

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